Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Signal Genetics, Inc.

Carlsbad, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of Signal Genetics, Inc. of our report dated March 21, 2016, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

San Diego, California

August 15, 2016